UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains (1) a press release issued by Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) on January 29, 2014 (which includes a letter to shareholders) and (2) updated screenshots from the website maintained by Corvex and Related.

* * * * * *

CORVEX AND RELATED COMMENCE MAILING OF SOLICITATION MATERIALS

TO COMMONWEALTH REIT SHAREHOLDERS

Urge Shareholders to Remove Underperforming Board to Stop Value Destruction at

CommonWealth

New York, NY, January 29, 2014 – Corvex Management LP and Related Fund Management, LLC, whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NSYE: CWH), today announced they have commenced mailing their solicitation materials, and also sent a letter to CommonWealth shareholders urging them to vote the GOLD consent card and remove the entire Board of CommonWealth. Corvex and Related believe that the removal of ALL CommonWealth REIT Trustees is the only path to effect real change and unlock the substantial value embedded within the company’s conflicted structure. Without removal of the entire board, shareholders will continue to have a company operated by the same management team that has overseen the worst performing public suburban or CBD office REIT, as measured by virtually any metric.

Corvex and Related intend to submit to CommonWealth a record date request by February 16, after which CommonWealth will have 10 business days to set the record date. The consent solicitation must be concluded within 30 days of the record date.

Corvex and Related also want to remind all shareholders that any shares on loan on the upcoming record date will not be eligible to consent. If you engage in share-lending and would like to be able to exercise a consent on your full share position, contact your custodian, bank or broker as soon as possible and instruct them to recall your shares so that you will be entitled to execute a written consent for all your shareholdings as of the upcoming record date.

Please note that internet voting is NOT available. Shareholders must sign, date and return the GOLD Consent Card in the pre-paid return envelopes they will be receiving. If you are a CommonWealth shareholder we urge you to call today our solicitor, D.F. King & Co., Inc., at 1-800-714-3313 to make sure we receive your consent.

The text of the letter to CWH shareholders is as follows:

Dear Fellow Shareholders:

We desperately need immediate change at CommonWealth! Now is the time for ALL shareholders to take back THEIR Company.

Put plainly, we believe the Portnoys have an atrocious 28-year track record as managers of CommonWealth. After decades of mismanagement, CommonWealth is now the worst performing public suburban or CBD office REIT, as measured by virtually any metric. This has cost shareholders hundreds of millions of dollars. All the while, Barry and Adam Portnoy continue to line their pockets – over $450 million in fees over the last seven years – at your expense.

In light of their large fee stream and in the face of continuing gross underperformance, it is not surprising that the Portnoys and their beholden Trustees have spent most of their energy trying to find ways to effectively silence shareholders and guarantee the Portnoys’ control of CommonWealth. But now the Portnoys’ time is up – and no amount of illusory governance promises can cleanse their 28-year track record of abysmal performance or the unconscionable actions taken in the past year designed to deny YOU your right to decide the future of your Company.

Corvex and Related believe our consent solicitation and the removal of all the current Trustees is the only path to allow shareholders to elect truly independent Trustees who will be empowered to finally hold the Portnoys accountable for their long-term underperformance.

Without wholesale change, we believe the Portnoys will retain effective control of CommonWealth, despite owning virtually no stock.

THE PORTNOYS’ ABYSMAL TRACK RECORD OF VALUE DESTRUCTION

For nearly three decades the Portnoys have put up an astoundingly abysmal track record as managers of CommonWealth. Some of the lowlights include:

•	-17%, -45%, -43%, -45%, and -53% stock price decline over the 1 year, 2 years, 3 years, 5 years, and 10 years ended February 25, 2013,[1] respectively;

•	Unaffected valuation approximately 35% below peers on an unlevered cap rate basis;[2] and

•	54%, 47% and 46% discount to peers on a price / forward FFO multiple basis for 1 year, 3 years, and 5 years ended February 25, 2013, respectively.

[1]	Last trading day prior to Related and Corvex’s initial 13D, filed on February 26, 2013.
[2]	Based on closing price of $15.85 on February 25, 2013. Select peers include Piedmont Office Realty (PDM), Highwoods Properties (HIW), Cousins Properties (CUZ), Brandywine Realty (BDN), and Parkway Properties (PKY).

Fortunately, CommonWealth owns valuable assets, which we believe, unencumbered by the current Trustees and management team, would yield significant per share value for shareholders above the current trading price.

We firmly believe the market imposes a deep discount on CommonWealth as a result of the appalling track record of CommonWealth’s management, coupled with the de facto control over CommonWealth’s operations the Portnoys and RMR have enjoyed for 28 years.

RMR, CommonWealth’s external manager, is wholly-owned by the Portnoy family and, much like the Portnoys, owns virtually no equity in CommonWealth. This outdated structure gives the Portnoys clear incentives to manage CommonWealth to maximize their management fee income by continuously growing its size, rather than to create real value for shareholders. In fact, RMR’s annual fees have grown from $59.7 million in 2007 to $77.3 million in 2012, an increase of nearly 30%. During the same five-year period CommonWealth’s shares declined in value 67.9%.

THE PORTNOY WAY: FROM CONFLICTS OF INTEREST TO WORST-IN-CLASS

CORPORATE GOVERNANCE

Given the hefty fees the Portnoy family extracts every year from CommonWealth through RMR, it is not surprising that over the years the Portnoys created a worst-in-class governance structure at CommonWealth, aimed at preserving the Portnoys’ control over CommonWealth and silencing shareholders. These efforts include assembling a Board of Trustees rife with conflicts of interest. In addition to Barry and Adam Portnoy themselves, the Board includes a retired banker (Joe Morea), whose former employer had earned millions in underwriting fees from the Portnoys, and two others (Frederick Zeytoonjian and William Lamkin), who remarkably also serve as “independent” trustees of other companies managed by RMR.

The Portnoys’ efforts to silence shareholders only accelerated after Corvex and Related demanded real change at CommonWealth one year ago. Over the last twelve months, the Portnoys unleashed a barrage of roadblocks to prevent shareholders from exercising the one fundamental right that they have had since CommonWealth first went public in 1986: the ability to remove the entire Board of Trustees with a two-thirds vote of the outstanding shares.

The lengths to which the Portnoys have gone to eviscerate the shareholders’ fundamental right to elect their Trustees is simply astounding, as is the tens of millions of dollars of shareholders’ money they spent in that effort. Among other actions, the Portnoys and their beholden Trustees:

•	Effected a highly dilutive equity offering at $19/share when book value per share was closer to $40, in order to buy back debt trading above par, diluting NAV by $6 per share;

•	Made a series of unprecedented bylaw amendments aimed at disenfranchising shareholders that were ultimately declared invalid as a matter of law;

•	Opted into a provision of the Maryland Unsolicited Takeover Act in an attempt, later declared invalid, to try to eliminate shareholders rights;

•	Reinstated Trustee Joe Morea after a nearly 4-1 vote against his re-election at the 2013 annual meeting, where he received the vote of only 14% of the outstanding shares – and then rewarded him with the Chair of the Nominating and Governance Committee and selected him to “spearhead” CommonWealth’s efforts to improve governance; and

•	Tried unsuccessfully to introduce an eleventh hour amendment to a pending bill in the Maryland legislature that would have effectively eliminated the charter-given right of shareholders to remove the CommonWealth Board.

And the list goes on, and on… but the message is clear – if we as shareholders had not fought for all of our rights in litigation we would not be able to exercise our right to elect our Trustees.

INDEPENDENT THIRD PARTIES SUPPORTED OUR PRIOR SOLICITATION

As you may know, Corvex and Related conducted a consent solicitation in 2013 in which over 70% of the outstanding shares were cast in favor of removing CommonWealth’s entire Board of Trustees. Leading proxy advisory firms ISS and Glass Lewis also both supported the Board’s removal. However, the Portnoys effectively said ‘democracy be damned’ and instead wasted tens of millions dollars on denying shareholders their rights.

Despite the Portnoys’ deliberate efforts to thwart shareholder democracy in 2013, an Arbitration Panel invalidated their desperate legal maneuvers that would have deprived shareholders of the right to remove the Portnoys’ Board of Trustees. Importantly, the Arbitration Panel dictated a clear process for Corvex and Related to conduct this new solicitation to remove the current Trustees and to nominate new independent Trustees.

Bottom line: The Portnoys have run out of time – and the time is now for shareholders to take the Company back.

REVERSIBLE “CHECK THE BOX” GOVERNANCE REVISIONS MADE OVER THE

LAST TWO MONTHS VS. 28 YEARS OF IGNORING SHAREHOLDERS – WHICH DO

YOU BELIEVE SPEAKS TO THE PORTNOYS’ TRUE INTENTIONS?

Now that time is up, the Portnoys effectively claim to have had an “epiphany” and finally – after 28 years of underperformance, hiding from shareholders and lining their pockets with advisory fees – have realized the value of good corporate governance. In that regard, CommonWealth has recently unveiled various “check the box” governance revisions. But make no mistake: all of these revisions can be unilaterally revoked at any time by those with the most to gain – the Portnoys. Further, the Portnoys refuse to answer the most basic questions about the true meaning of their so-called reforms, including whether they will eliminate the requirement in their bylaws that at least two trustees be at all time “managing trustees”, which may effectively force shareholders to elect a trustee affiliated with RMR at the 2014 annual meeting.

The events of the past year alone, let alone the prior 28, could not make it more clear to us that the Portnoys have every intention of retaining control despite the fact they own virtually no stock. The Portnoys’ own actions say more about their true intentions than their illusory promises ever will.

OUR CONSENT SOLICITATION PROVIDES AN IMMEDIATE PATH FOR

COMMONWEALTH SHAREHOLDERS TO TAKE BACK THEIR COMPANY AND

STOP THE VALUE DESTRUCTION

We have worked with our fellow shareholders to identify a truly independent and accountable slate of highly qualified nominees who are prepared to work for the interests of ALL shareholders, not just the Portnoys: James Corl, Edward Glickman, Peter Linneman, Jim Lozier and Kenneth Shea. You can find further information about each of them on pages 18-20 of our solicitation statement.

To be clear, our agenda is simple – for the Company’s true owners to effect change and remove the trustees through a democratic consent solicitation. SHAREHOLDERS MUST ACT NOW TO DRIVE MEANINGFUL CHANGE AND VALUE CREATION. The status quo will only lead to continued value destruction and self-dealing for the benefit of the Portnoys.

THE TIME TO ACT IS NOW – PLEASE SIGN, DATE AND RETURN

THE GOLD CONSENT CARD TODAY

We thank you for your continuing support.

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

Neither the issuance of this press release nor the filing thereof with the SEC, shall be deemed to be a request by Corvex or Related or any other shareholder of the Company for the Company to set a record date for the consent solicitation. In accordance with the Arbitration Panel’s November 18 Interim Award, Corvex and Related will submit a request for a record date for the consent solicitation to the Company by February 16, 2014.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

RESTORING WEALTH TO COMMONWEALTH

Welcome | Timeline | Nominees | Presentations | Press Releases | Corporate Governance | Contact

Welcome

Welcome to the website devoted to Corvex Management LP and Related Fund Management, LLC's solicitation of consents from the shareholders of CommonWealth REIT (NYSE: CWH).

On January 29th, 2014 Corvex and Related announced that they have commenced mailing their solicitation materials and also sent a letter to CommonWealth shareholders urging them to vote for the removal of the entire Board of CommonWealth.

On December 3, 2013 Corvex and Related filed a preliminary solicitation statement with the U.S. Securities and Exchange Commission to (1) solicit written consents to remove the entire board of trustees of CWH (the "Removal Proposal") and (2) solicit proxies to elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful.

Click Here for the Arbitration Panel Ruling

Corvex and Related conducted a consent solicitation last year which resulted in 70% of CommonWealth's outstanding shares approving the removal of the entire Board of Trustees (the "Board"), as well as support from leading proxy advisory firms ISS and Glass Lewis. CommonWealth refused to acknowledge the will of shareholders forcing review by an arbitration panel. The arbitration panel determined CommonWealth's bylaws that sought to impose a minimum requirement of three years and three percent holdings for shareholders to request a record date for a consent solicitation and the bylaws that we believe were designed to disenfranchise shareholders were invalid and the panel created a precise timeline for Corvex and Related to conduct a new solicitation to remove the current trustees and to nominate independent and accountable trustees.

With the conclusions of the arbitration panel and the newly filed preliminary solicitation, Corvex and Related envision a clear path towards change and the unlocking of shareholder value at CommonWealth REIT.

We believe change is desperately needed at CWH. CommonWealth is one of the few remaining externally managed equity REITs in the public markets. Because, Reit Management and Research, LLC ("RMR") has historically received virtually all of its remuneration through lucrative fee streams rather than an ownership interest in the Company, we believe RMR is highly incentivized to manage the Company in a way that maximizes such fee income by continuously growing the size of the Company, rather than in a manner that creates value for shareholders. We note that RMR's annual fees have grown from $59.7 million in 2007 to $77.3 million in 2012, an increase of 29.5%.

We believe that the current Board's lack of independence and willingness to act in the best interest of RMR rather than its shareholders is most dramatically evidenced by various corporate governance changes that CWH attempted to make during 2013 in response to Corvex and Related's efforts to introduce accountability into the relationship between CWH and RMR.

Our solicitation presents a clear path for shareholders of CWH to remove the current Board, elect new independent and accountable trustees, and unlock significant value for ALL shareholders.

We encourage you to read the materials on this website carefully and continue to visit often for any updates.

Thank you for your continued support.

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